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Exhibit 99(a)(1)(N)

FIRST AMENDMENT TO
OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS

        THIS FIRST AMENDMENT TO OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS is dated December 4, 2003, and amends and supplements THQ Inc.'s ("THQ") Offer to Exchange Eligible Outstanding Stock Options filed with the Securities and Exchange Commission on November 14, 2003 (the "Offer to Exchange").

        The Offer to Exchange is hereby amended and supplemented as follows:

        1.     Summary Term Sheet.    The second paragraph appearing under the subheading "If my current options are incentive stock options, will my replacement options be incentive stock options?" in the "Summary Term Sheet" is hereby amended to add the following sentence to the end of such paragraph:

          "Notwithstanding the risk that the IRS may characterize this Offer as a 'modification' of your eligible incentive stock options, subject to the conditions set forth herein, we intend to accept promptly after the Election Deadline all properly surrendered eligible options that have not been validly withdrawn."

        2.     Section 19. Forward-Looking Statements.    Section 19 is hereby amended to add the following to the end of that Section:

          "So long as certain requirements are met, Section 21E of the Securities Exchange Act limits the liability of an issuer for forward-looking statements that it makes in many documents that are governed by the federal securities laws. Because of the nature of the transactions described in this Offer to Exchange, those limits on liability are not applicable to the forward-looking statements described above."

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  Exhibit 99(a)(1)(N)
FIRST AMENDMENT TO OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS